Exhibit 99.1

Zale Reports Second Quarter Fiscal 2012 Results

  Comparable store sales up 5.8%
  Revenues increased $37 million, or 6.0%, to $664 million
  Gross margin improved $20 million, or 20 basis points, to 50.5%
  Earnings from continuing operations up $0.04, to $0.78 per diluted share

DALLAS--(BUSINESS WIRE)--February 22, 2012--Zale Corporation (NYSE: ZLC) today announced its financial results for the second quarter ended January 31, 2012. Revenues for the quarter ended January 31, 2012 were $664 million, an increase of $37 million, or 6.0%, compared to $626 million in the same period last year. Revenues in the second quarter of fiscal 2012 include $12.6 million resulting from the previously disclosed change in warranty revenue recognition.

Comparable store sales, which are based on year-over-year merchandise sales, increased 5.8% during the quarter ended January 31, 2012. This increase follows a 7.9% rise in the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 6.1% for the quarter.

  U.S. Fine Jewelry brands (about 69% of annual revenues), consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, had an increase in comparable store sales of 8.9%. This increase follows a 7.6% rise in the same period last year.
  Canadian Fine Jewelry brands (about 17% of annual revenues), consisting of Peoples Jewellers and Mappins Jewellers, had an increase in comparable store sales of 0.7%. This increase follows a 13.3% rise in the same period last year. At constant exchange rates, Canadian Fine Jewelry brands comparable store sales increased 2.3%, compared to an increase of 8.0% in the prior year period.
  Kiosk Jewelry (about 14% of annual revenues) comparable store sales decreased 3.0%. In the same period last year, Kiosk Jewelry comparable store sales rose 2.7%.

For the quarter ended January 31, 2012, gross margin was $336 million, or 50.5%, an increase of 6.5% compared to $315 million, or 50.3%, in the same period last year. Selling, general and administrative expenses were $282 million, or 42.5% of revenues, in the quarter ended January 31, 2012, compared to $258 million, or 41.2% of revenues, in the same period last year. The increase was primarily driven by the holiday advertising campaign, including marketing for the launch of proprietary products. The Company’s operating earnings for the quarter were $43 million, or 6.5% of revenues, compared to operating earnings of $44 million, or 7.0% of revenues, in the prior year quarter.

The Company had earnings from continuing operations for the second quarter ended January 31, 2012 of $29 million, or $0.78 per diluted share, compared to earnings from continuing operations of $28 million, or $0.74 per diluted share, in the comparable quarter last year. The change in warranty revenue recognition improved diluted earnings per share for the second quarter of fiscal 2012 by $0.32.

Inventory at January 31, 2012 stood at $815 million, compared to $777 million in the same period last year.

“Because of the importance of the holiday selling period to our business, the positive same store sales we’ve achieved over the past two years is significant,” commented Theo Killion, Chief Executive Officer. “Our consistent top line growth is a result of the work we’re doing to return the Company to profitability.”

Conference Call

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 877-545-6744 or 706-634-1959 (passcode: 49562195) five minutes prior to the scheduled start time. A live webcast and slide presentation, as well as a replay of the call, will be available on the Investor Relations section of the Company’s web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,810 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2011. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,		Six Months Ended January 31,
	2012	2011	2012	2011

Revenues	$663,762	$626,416	$1,014,745	$953,453
Cost of Sales	328,250	311,308	491,558	473,252
Gross Margin	335,512	315,108	523,187	480,201
% of Revenue	50.5%	50.3%	51.6%	50.4%
Selling, General and Administrative	281,876	258,084	481,650	453,290
% of Revenue	42.5%	41.2%	47.5%	47.5%
Depreciation and Amortization	9,293	10,557	19,182	21,279
Other Charges	1,151	2,860	1,649	3,980
Operating Earnings	43,192	43,607	20,706	1,652
% of Revenue	6.5%	7.0%	2.0%	0.2%
Interest Expense	10,429	9,460	20,360	64,779
Earnings (Loss) Before Income Taxes	32,763	34,147	346	(63,127)
Income Tax Expense	3,833	6,405	3,138	6,284
Earnings (Loss) from Continuing Operations	28,930	27,742	(2,792)	(69,411)
Loss from Discontinued Operations, Net of Taxes	(92)	(529)	(244)	(1,259)
Net Earnings (Loss)	$28,838	$27,213	$(3,036)	$(70,670)

Basic Net Earnings (Loss) per Common Share:
Earnings (Loss) from Continuing Operations	$0.90	$0.86	$(0.09)	$(2.16)
Loss from Discontinued Operations	(0.01)	(0.01)	-	(0.04)
Net Earnings (Loss) per Share	$0.89	$0.85	$(0.09)	$(2.20)

Diluted Net Earnings (Loss) per Common Share:
Earnings (Loss) from Continuing Operations	$0.78	$0.74	$(0.09)	$(2.16)
Loss from Discontinued Operations	(0.01)	(0.01)	-	(0.04)
Net Earnings (Loss) per Share	$0.77	$0.73	$(0.09)	$(2.20)

Weighted Average Number of Common Shares Outstanding:
Basic	32,192	32,123	32,177	32,116
Diluted	37,238	37,447	32,177	32,116

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited, in thousands)

	January 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$27,078	$31,408
Merchandise inventories	815,424	776,883
Other current assets	42,191	38,434
Total current assets	884,693	846,725

Property and equipment	700,982	696,694
Less accumulated depreciation and amortization	(569,279)	(542,045)
Net property and equipment	131,703	154,649

Other assets	146,916	143,204
Deferred tax asset	93,348	77,822
Total Assets	$1,256,660	$1,222,400

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$277,597	$245,431
Deferred revenue	87,519	90,213
Deferred tax liability	92,987	76,421
Total current liabilities	458,103	412,065

Long-term debt	425,454	385,454
Deferred revenue – long-term	134,903	141,880
Other liabilities	35,902	38,983

Stockholders’ investment	202,298	244,018

Total liabilities and stockholders’ investment	$1,256,660	$1,222,400

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations